EXHIBIT 99.1

LATITUDE SOLUTIONS, INC. ANNOUNCES ADDITION OF INDEPENDENT DIRECTORS, JAMES BOHLIG AND LYNDEN ROSE, ESQ.

April 13, 2011 9:00 AM ET

BOCA RATON, Fla., April 13, 2011 /PRNewswire/ -- Latitude Solutions, Inc. ("LSI" or the "Company"), trading symbol LATI.PK or LATI.QB, announced today the addition of two new independent Board Members, James Bohlig and Lynden Rose, Esq.

Latitude's Chairman & CEO, Harvey Kaye stated, "The addition of board members with the diverse backgrounds of our new board members adds additional substantial experience and strategic relationships to our already diversified and experienced management team. As the company moves forward with the deployment of its proprietary water remediation technology, Electro Precipitation(TM), Integrated Water Systems(TM) in the Oil/Gas, Maritime and Mining industries, the expansion of our board is an integral part of the company's overall development."

James Bohlig, former Senior Vice President and Director of Casella Waste Systems, stated, "My experience in guiding the growth of a small environmental company into a large one provides a unique perspective to help Latitude Solutions' growth process. The company has positioned its disruptive
contaminated  water  treatment   technologies  for  maximum  growth  and  market
penetration. My relationship with ReCommunity Holdings LP, which has 18 recycling and recovery facilities in nine states, and Pegasus Capital, LLC, an affiliate of Pegasus Capital Advisors, L.P., provides potential resources and relationships to assist Latitude Clean Tech Group's technologies to play a meaningful role in solving many industrial water problems."

Lynden Rose, Esq., a Houston based attorney, stated, "I have personally seen the regulatory environment related to the disposal and reuse of water, particularly relating to the oil/gas industry, tighten significantly. Combining the nation's need for energy with increasing concerns related to hydraulic fracing and other water related issues creates an opportunity to solve these problems and help preserve clean water for the world. Latitude Clean Tech Group's Electro Precipitation(TM) technology could represent a positive development toward realistic solutions for industrial water issues."

ABOUT LATITUDE SOLUTIONS, INC.

Latitude Solutions, Inc. is a holding company whose proprietary technologies and operations reside in three subsidiaries. Latitude Clean Technology Group, Inc. provides products, processes and solutions for contaminated water applications. GPS Latitude is the Company's technology/software/hardware group, which provides unique wireless telemetry/live video streaming security products to mobile assets and people. Trinity Solutions, Inc., the Company's third operating subsidiary has entered into a strategic alliance with a super certified Native American enterprise, which allows Trinity, on behalf of itself, its sister companies and other strategic alliances to bid for mission-critical government contracts on a preferential basis. LSI has offices in Boca Raton, Florida; Denver, Colorado; Brightwaters, New York, Montreal, Quebec, Canada; Alberta, Canada and Riyadh, Saudi Arabia. The products and solutions can be viewed on www.lsiworldwide.com.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING WITHOUT LIMITATION, ACCEPTANCE OF THE COMPANY'S PRODUCTS, INCREASED LEVELS OF COMPETITION FOR THE COMPANY, NEW PRODUCTS AND TECHNOLOGICAL CHANGES, THE COMPANY'S DEPENDENCE ON THIRD-PARTY SUPPLIERS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SOURCE Latitude Solutions, Inc.